EXHIBIT 10.1
PAPA JOHN’S INTERNATIONAL, INC.

AMENDMENT NO. 2 TO THE
2018 OMNIBUS INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Papa John’s International, Inc. (the “Company”) heretofore established, and the Company’s shareholders have approved, the 2018 Omnibus Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”); and

WHEREAS, the Company desires to amend the Plan to increase the sublimit amounts set forth in Sections 6.2(a) and (b) of the Plan in order (i) to provide additional flexibility to the Company in making grants of equity compensation to recipients under the Plan and (ii) to permit the Company to continue to make grants of equity compensation at annual grant values determined by the Compensation Committee of the Board that take into account market competitiveness, significance of the individual to the Company’s strategy and success, and the level of “total direct compensation” deemed to be market appropriate for such recipient; and

WHEREAS, Section 5.3 of the Plan permits the Board to amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, pursuant to Section 5.3 of the Plan, the Plan shall be amended as follows, effective as of January 1, 2025:

1.      Section 6.2(a) is hereby amended, so that Section 6.2(a), as amended and restated, reads in its entirety as follows:

“(a) The maximum number of shares of Stock subject to Options or SARs and other than as a result of the payment of dividends or Dividend Equivalent Rights granted with respect to an underlying Award that may be granted under the Plan to a Grantee other than an Outside Director is 500,000 shares per fiscal year; provided, however, the maximum number of shares of Stock subject to Options or SARs and other than as a result of the payment of dividends or Dividend Equivalent Rights granted with respect to an underlying Award that can be granted under the Plan to a Grantee other than an Outside Director in the fiscal year that the person is first employed by the Company or its Affiliates is 750,000 shares.”

2.      Section 6.2(b) is hereby amended, so that Section 6.2(b), as amended and restated, reads in its entirety as follows:

“(b) The maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs and other than as a result of the payment of dividends or Dividend Equivalent Rights granted with respect to an underlying Award, to a Grantee other than an Outside Director is 500,000 shares per fiscal year; provided, however, the maximum number of shares of Stock subject to Awards other than Options or SARs and other than as a result of the payment of dividends or Dividend Equivalent Rights granted with respect to an underlying Award that can be granted under the Plan to a Grantee other than an Outside Director in the fiscal year that the person is first employed by the Company or its Affiliates is 750,000 shares.”

3.Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged.